     THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF EFFECTIVE REGISTRATION STATEMENTS UNDER SUCH ACT AND STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE DEBTOR THAT SUCH REGISTRATION IS NOT REQUIRED.

                                 DYNAGEN, INC.

                               SUBORDINATED NOTE

$155,000.00                                                December 19, 1997


     FOR VALUE RECEIVED, DYNAGEN, INC., a Delaware corporation (the "DEBTOR"), hereby promises to pay on or before January 18, 1998, to the order of Sovereign Partners LP (the "LENDER"), the principal sum of ONE HUNDRED THOUSAND FIFTY-FIVE DOLLARS ($155,000.00) or such lesser principal amount then outstanding, together with all accrued and unpaid interest thereon. Interest on the principal amount of this Note will accrue from and including the date hereof until and including the date such principal amount is paid, at a rate equal to seven percent (7.0%) per annum. Principal and interest shall be payable in lawful money of the United States of America, in immediately available funds, at the principal office of the Lender or at such other place as the legal holder may designate from time to time in writing to the Debtor. Interest shall be computed on the basis of a 360-day year and a 30-day month.

     At the option of the Lender, the principal amount of this Note may be satisfied in full by exchanging this Note on January 18, 1998 for conversion into shares of the Debtor's Series A Preferred Stock, $.01 par value per share.

     This Note is being issued in connection with a certain Bridge Financing Purchase Agreement dated the date hereof. The outstanding balance of this Note shall be immediately due and payable upon an Event of Default as defined in such Bridge Financing Purchase Agreement.

     The Lender and any holder of this Note acknowledge and agree that the principal and interest on this Note are unsecured and the rights and obligations represented by this Note are subordinated in right of payment to secured indebtedness of the Debtor for money borrowed from commercial bank lenders or other institutional lenders or other holders of Senior Debt, whether now existing or hereafter arising, as further defined in the Bridge Financing Purchase Agreement.

     This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto. This Note is made under and shall be governed by and construed in accordance with the internal laws of, and enforced by the courts located within, the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the Debtor has executed this Note as an instrument under seal as of the date first written above.

                                       DYNAGEN, INC.


                                       By:____________________________


                                       Title:_________________________

ATTEST:___________________________


Title:____________________________